Exhibit 10.3

0008854

Probationary Contract - Administrative

Company: IUNI EDUCACIONAL S.A ESCRITÓRIO
Address: ALAMEDA SANTOS NO. 787
Postal code: 01419-001	District: CERQUEIRA CESAR	Municipality: São Paulo	State: São Paulo
Employee: [****]			Registration: [****]
Address: [****]
Marital Status: [****]	CTPS (Professional Card) No. [****]		Series [****]

1. The EMPLOYEE is engaged as [●], receiving a monthly salary of R$    for a fixed period of 45 days, under article 443, §2, of the Brazilian Labor Code (CLT), commencing on the date hereof and expected to end on [●]. If the EMPLOYEE is not notified by the day next preceding the date set for expiration of this probationary contract, then this contract shall be extended for a period of 45 days, ending on [●], comprising [●], including the following activities:

2. Upon lapse of the probationary period set forth in section one in its entirety, if the employee is not notified of its termination, then the contract shall remain in force indefinitely.

3. The EMPLOYEE is engaged to serve at any of the EMPLOYER’s sites, and the EMPLOYEE may be reassigned or relocated, notwithstanding that a change of home address may be required in the latter case, to any region of Brazil or abroad, subject, in every event, to the provisions of Article 469, whether such relocation is temporary or permanent.

4. The EMPLOYEE agrees to serve a workweek of FORTY-FOUR (44) hours per week, 220 HS Monday through Thursday, from 8:00 a.m. to 12:00 p.m. and 1:00 p.m. to 6:00 p.m., and on Friday, from 8:00 a.m. to 12:00 p.m. and 1:00 p.m. to 5:00 p.m., which may be changed as many times as may be needed to any other hours, including from nighttime to daytime and vice versa, and from fixed hours to rotation and vice versa. Meal break times shall be set and may be freely changed by the company.

5. It is hereby agreed, under article 59, § 1, and article 61 of the CLT, that the regular workday may, at the EMPLOYER’s sole discretion, be increased by two (2) hours a day, which shall be paid at such higher rate as may be provided by law or under any collective bargaining agreement relating to the regular compensation. Furthermore, the employee may be included in a workday offset program, subject to the provisions of the collective bargaining agreement for the job category and the laws applicable thereto.

6. Any advances paid to the EMPLOYEE shall, in addition to those provided by law or under a collective bargaining agreement or ruling and any such others as the EMPLOYEE may authorize, be deducted from the EMPLOYEE’s compensation, and in the event that any damage is caused by the EMPLOYEE, the EMPLOYER is hereby authorized to proceed with the deduction of an amount corresponding to such loss, as set forth in article 462, § 1, of the CLT.

7. The EMPLOYEE agrees to abide by the rules of the EMPLOYER’s internal regulations and the EMPLOYER’s service orders and any amendments, as well as any ordinances, notices and circulars concerning working conditions and methodology.

8. While performing his duties, the EMPLOYEE agrees to keep the confidentiality of the information coming to the EMPLOYEE’s attention, whether concerns the EMPLOYER or any of its other EMPLOYEES.

9. The EMPLOYEE agrees not to take any such action as may undermine the EMPLOYER’s good standing or reputation, and not to avail themselves of any position held thereby to secure any nature of benefits or advantages for themselves or any third parties.

10. The EMPLOYEE’s failure to exercise any of the EMPLOYEE’s rights hereunder, as long as it may extend for, shall not operate as waiver, novation or amendment to the contract, but rather deemed to be out of the EMPLOYEE’s mere liberality.

IN WITNESS WHEREOF, the parties hereto have signed this contract in two (2) counterparts, together with the witnesses below.

São Paulo,

(sgd)
IUNI EDUCACIONAL S.A.
IUNI EDUCACIONAL S.A. ESCRITÓRIO
Witness	Witness